Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-269601) pertaining to the 2019 Equity Incentive Plan, the 2023 Equity Incentive Plan and 2023 Employee Share Purchase Plan of Structure Therapeutics Inc.,

(2)	Registration Statements (Form S-8 No. 333-277789 and Form S-8 No. 333-285377) pertaining to the 2023 Equity Incentive Plan and 2023 Employee Share Purchase Plan of Structure Therapeutics Inc., and

(3)	Registration Statement (Form S-3 No. 333-289326) of Structure Therapeutics Inc.;

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Structure Therapeutics Inc. and the effectiveness of internal control over financial reporting of Structure Therapeutics Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Mateo, California

February 26, 2026